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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)  April 3, 2000
                                                  -------------


                              SONIC FOUNDRY, INC.
                              -------------------
             (Exact name of registrant as specified in its charter)


          MARYLAND                          1-14007              39-1783372
-------------------------------          -----------        ------------------
(State or other jurisdiction of           (Commission        (I.R.S. Employer
incorporation or organization)            File Number)      Identification No.)



                   754 Williamson Street, Madison, WI 53703
                   ----------------------------------------
                   (Address of principal executive offices)


                                 (608)256-3133
                                 -------------
                          (Issuer's telephone number)
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Item 1.  Changes in Control of Registrant

         None

Item 2.  Acquisition or Disposition of Assets

     On April 3, 2000, Sonic Foundry, Inc. closed the acquisition (the "Acquisition") of STV Communications, Inc. pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated March 15, 2000 by and among Sonic Foundry, Inc. ("Sonic"), New Sonic, Inc., a Maryland corporation and wholly-owned subsidiary of Sonic ("New Sonic"), and STV Communications, Inc., a California corporation ("STV"). Sonic acquired STV by means of a merger of STV into New Sonic (the "Merger"), with New Sonic remaining as the surviving corporation in the Merger. At the effective time of the Merger, the outstanding shares of the capital stock of STV were converted into the right to receive shares of Sonic common stock. As a result, stockholders of STV became stockholders of Sonic. New Sonic continues to conduct the business and operations of STV as a wholly-owned subsidiary of Sonic. The Company is the process of analyzing historical STV equity transactions as well as the terms of the Acquisition in order to determine the availability of pooling accounting treatment. Results of operations for STV will be included in Sonic's consolidated operating results for periods subsequent to the date of acquisition. Pursuant to the Merger Agreement, an aggregate of $1,222,273 in cash was paid and 1,053,548 shares of Sonic common stock were issued in exchange for all of the issued and outstanding capital stock of STV. In addition, 242,792 options or warrants to purchase common stock were issued. Each outstanding share of STV common stock was converted into the right to receive 0.1327 of a share of Sonic common stock (the "Common Exchange Ratio"). Each outstanding share of STV preferred stock was converted into the right to receive a number of shares of Sonic common stock equal to the number of shares of STV common stock into which such share of STV Preferred stock was convertible immediately prior to the Merger, multiplied by
0.1327. All options, warrants and other rights to purchase shares of STV common stock outstanding immediately prior to the Merger were assumed by Sonic. Each such option, warrant and other right became exercisable for that number of shares of Sonic common stock equal to the product of (a) the Common Exchange Ratio and (b) the number of shares of STV common stock subject to such option, warrant or other right immediately prior to the Merger. The per share exercise price of each such option, warrant or other right was adjusted to equal the quotient of (x) the per share exercise price of such option, warrant or other right immediately prior to the Merger and (y) the Common Exchange Ratio. The consideration paid by Sonic for the outstanding capital stock of STV and the other terms of the Merger Agreement were determined on the basis of arms' length negotiations. The Acquisition is valued at approximately $67 million based on the closing price of Sonic common stock as of the date the transaction was publicly announced.

     Sonic has agreed to register for resale under the Securities Act of 1933, as amended, the shares of its common stock issued in the Acquisition. The registration will apply to the resale of the shares by the former STV shareholders. Sonic plans to file the registration statement within 90 days of the Acquisition and is obligated to maintain the effectiveness of the registration statement for one year.
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          In connection with the Acquisition, Sonic and certain of its major stockholders have agreed to nominate a designee of STV as director and vote for such designee at the next annual stockholders meeting.

          Sonic is a leader in the development of, and has seeded the Internet streaming market with, software tools designed to create, edit and deliver audio and video content for a variety of Internet formats. In addition Sonic recently expanded their product offering to include encoding services and system sales. STV is a provider of an array of Internet media services that include broadcast, webcasting, production, encoding, and hosting. STV will join forces with Sonic to provide turnkey media software, services and systems solutions.

Item 7.    Financial Statements

(a). Financial Statements Of Business Acquired.

          The financial information required to be filed pursuant to Item 7(a) of Form 8-K was not available at the time of filing this Current Report on Form 8-K and will be filed on a Form 8-K/A as soon as practicable, but in no event later than 60 days after the date this Current Report on Form 8-K is required to be filed.

(b). Pro Forma Financial Information.

          The pro forma financial information required to be filed pursuant to
     Item 7(b) of Form 8-K was not available at the time of filing this Current Report on Form 8-K and will be filed on a Form 8-K/A as soon as practicable, but in no event later than 60 days after the date this Current Report on Form 8-K is required to be filed.
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(c) EXHIBIT LIST

NUMBER                                   DESCRIPTION
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2.1         Agreement And Plan Of Merger, dated as of March 15, 2000, by and among the Registrant, New Sonic, Inc. and STV Communications, Inc. (Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally copies of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.)

99.1 Press Release dated February 28, 2000 regarding acquisition of STV Communications, Inc.
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                                    SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              Sonic Foundry, Inc.
                              -------------------
                                  (Registrant)



April 17, 2000                           By:  /s/ Kenneth A. Minor
                                             ----------------------
                                             Kenneth A. Minor
                                             Chief Financial Officer